Exhibit 10.14

March 11, 2004

Personal and Confidential

John Creelman

P.O. Box 3244

Rancho Santa Fe, CA 92067

Email: creelman@adnc.com

Dear John:

On behalf of the The Active Network, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Financial Officer for the Company. This offer is also contingent upon the documentation of your U.S. citizenship or authorized alien work status and returning a signed copy of this letter indicating your acceptance as well as an Employee Proprietary Information and Inventions Agreement. The terms of your employment relationship with the Company will be as set forth below:

1.	Position. You will become the Company’s Vice President of Finance and the Chief Financial Officer for the Company. As such, you will have such responsibilities as determined by the Chief Executive Officer of the Company.

2.	Base Salary and Discretionary Bonus. You will be paid a base salary of $160,000 per year. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to normal required withholding). In addition, you will receive upon the first semi-monthly pay period after your initial date of employment, a discretionary bonus of $25,000 (subject to normal withholding) for future work performed in connection with the Company’s initial public offering. However, if you resign without Good Reason (as defined below) or are terminated for Cause (as defined below) within 1 year from the date first written above, you will be responsible for repayment of this entire discretionary bonus in full at that time. You will also receive a standard vacation and benefits package offered by The Active Network to its employees.

3.	Stock and/or Options and Performance Bonus. Subject to the approval of the Board of Directors of the Company, you will be granted an option (the “Option”) to purchase 2,734,470 shares of the Company’s common stock (the “Shares”) at an exercise price per share of $0.273. The grant of the Option will be subject to the terms of the Company’s plan documentation and compliance with applicable securities law and will also be subject to standard Company vesting schedule as follows:

•	Subject to the provisions of Sections 7 and 8, 12/48th of the Shares will vest on the day immediately following the 1 year anniversary of your employment, thereafter at the end of each month of your employment 1/48th of the Shares will vest until such time that all Shares have vested. The options will be subject to the terms and conditions of the Company’s stock option plan.

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4.	Standard Employee Agreements. You will be required to sign the Company’s standard confidentiality agreement relating to protection of the Company’s proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from a previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

5.	At-Will Employment. You will be an employee-at-will, meaning that either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason. Similarly, the terms and conditions of your employment, including your position, title, duties and compensation, may be changed by the company at any time for any reason. Even though your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure, the “at-will” nature of your employment is one aspect which may not be changed, except in an express writing signed by the CEO of the Company.

6.	Start Date. Your employment with the Company will commence on March 12, 2004.

7.	Severance. If your employment is terminated by the Company for Cause (as defined below) or you resign from the Company without Good Reason (as defined below) you shall not be entitled to severance pay. In the event that your employment is terminated by the Company other than for Cause or you resign for Good Reason, you will be entitled to severance pay in the form of semi-monthly payments in the amount of your base pay as in effect on the date of termination, payable in accordance with customary payroll practices, for six (6) months following such termination. In addition, the Company will accelerate by twelve months the vesting on the unvested portion of your Option and your Option shall expire with respect to the remaining unvested Shares. You will also receive six (6) months of COBRA benefits, if applicable, to be paid by the company. You will not be entitled to any additional payments, salary, bonus or benefits. “Cause” is defined as (i) substantial failure or refusal to perform the duties of your employment, (ii) commission or act of fraud, embezzlement or misappropriation by you involving the business or assets of the Company; (iii) being convicted, pleading guilty or failing to contest a crime that is a felony; (iv) failure to abide by the Company’s written policies. “Good Reason” shall mean your voluntary resignation following (A) a change in the location of your place of employment by more than 75 miles, or (B) a reduction in your base compensation by more than fifteen percent (15%) on an annualized basis.

8.	Change of Control. Change of Control shall mean either of the following shareholder-approved transactions: (i) a merger or consolidation of which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to

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such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity or in complete liquidation or dissolution of the Company. In the event of a change of control, fifty percent (50%) of your then outstanding options will accelerate and vest on the date six months after the date of the Change of Control, provided that you continue to be employed by the Company for that entire period. In the event your employment is terminated other than for Cause or you resign for Good Reason within six (6) months following a Change of Control, 50% of your then outstanding unvested options will accelerate and vest and you will be entitled to receive your base pay, paid as though you were still employed by the Company, for a period of six (6) months following the date of such termination in installments in accordance with normal payroll practices. In the event your employment is terminated other than for Cause or you resign for Good Reason after six months following a Change of Control you shall receive severance in accordance with the provisions of Section 7 herein.

9.	Entire Agreement. This letter, along with your Employee Proprietary Information and inventions Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings. By signing this letter you acknowledge that you are not relying on any promises or representations that are not contained in this letter. This letter can only be modified in a written agreement signed by both parties.

Again, let me indicate how pleased we are to extend this offer, and how much we look forward to working with you. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

The Active Network

By:	/s/ David Alberga

Title:	Chief Executive Officer

The foregoing terms and conditions are hereby accepted:

Signed:	/s/ John Creelman

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Date: